EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” included in the Registration Statement on Form S-3 (No. 333-255184) and related Prospectus dated July 12, 2018 and the related Prospectus Supplement dated May 21, 2020 for the registration of its common stock and warrants to purchase common stock, and to the incorporation by reference of our reports dated March 12, 2020, with respect to the financial statements of Geron Corporation and the effectiveness of internal control over financial reporting of Geron Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Redwood City, California
May 21, 2020